General Terms and Conditions

1.

General

This agreement (“Agreement”) is between DMS Technologies Corporation. (“DMS”) and the Client (“CLIENT”) specified at end of agreement. This Agreement sets forth the terms and conditions under which CLIENT agrees to use DMS' Turnkey ISR Service (“Service” or “Services”) and shall become effective upon signing of this agreement.

2.

Scope of Service

The initial scope of service subject to this agreement includes those described in ATTACHMENT A of this agreement.  The scope may be modified from time to time through documented amendments to the agreement signed by both parties.

3.

Term

The term of this agreement shall commence upon CLIENT execution of this Agreement for the Service and shall continue for the duration specified at ATTACHMENT A.

4. Termination

CLIENT agrees that if the Service is terminated, for any reason,  DMS  has the right to delete all data, files or other information that is stored in CLIENT account upon thirty (30) days notice to CLIENT.  However, CLIENT will receive all data belonging to CLIENT and stored by DMS, when all monies due are rendered.

DMS reserves the right to terminate the Service to CLIENT in the event it is used in a manner which:

1)

constitutes violation of any law, regulation or tariff;

2)

is defamatory, fraudulent or deceptive;

3)

is intended to threaten, harass or intimidate;

4)

lack of payment;

5)

tends to damage the name or reputation of DMS, its parent, affiliates and subsidiaries; or

6)

interferes with other CLIENTS' use and enjoyment personal/business of the Services provided by

DMS.

Following completion of the Initial Term, this agreement will continue in effect on a month-to-month basis until such time as either party provides the other party with advance written notice of its intent to terminate the agreement. Such notice to be provided at least 30 days prior to the effective termination date, and CLIENT to be responsible for all fees through the effective termination date requested by CLIENT, or (ii) through the completion of the 30 day period following DMS' receipt of written notice from CLIENT of CLIENT'S intent to terminate the agreement, whichever is later. CLIENT may terminate this agreement upon fifteen (15) days notice if the service provided by DMS fails to meet CLIENT'S requirements.

5.

Fees

DMS will bill CLIENT monthly, NET 30, for any Services provided to CLIENT under this agreement, plus applicable taxes, if any.  DMS will bill one month in advance of Service usage.  DMS will bill CLIENT monthly plus last month for service.

If any portion of CLIENT hill is not paid by the due date, DMS may charge CLIENT a late fee on late unpaid balances. The monthly late fee will be $30 and 2.5% of the entire outstanding balance.

In the event DMS resorts to legal action to recover monies due, CLIENT agrees to reimburse DMS for all expenses incurred to recover such monies (including attorney's fees.)

In the event CLIENT prematurely terminates this agreement without cause, CLIENT shall be liable to DMS for the remaining value of the agreement, payable in full upon termination. The remaining value shall be determined using the fees and the term agreed to and documented at ATTACHMENT A of this agreement.

The initial term of thc agreement, the terms under which this agreement may be extended or canceled, and the nonrecurring and recurring fees for the services provided under this Agreement are contained at ATTACHMENT A. DMS reserves the right to change the rates and otherwise modify these terms and conditions by notifying CLIENT 60 days in advance of the effective date of thc change, which CLIENT may then accept or reject. All telephone company fees represent a pass through of telephone company charges and are subject to change without notice.

6.

Representations and Warranties

DMS shall make reasonable efforts to provide continuous, uninterrupted, expedient and error-free Service to CLIENT. CLIENT understands and agrees that temporary interruptions may occur as normal events in the provisioning of the Service. Under no circumstances shall DMS be held liable for any financial or other damages due to such Service intcrruptions not caused by DMS. CLIENTS monthly bill will be prorated for any outages of the Service that exceed industry standards. DMS shall maintain a 99% service functionality and response rate, and failure to maintain such rate shall be cause for termination by CLIENT.

DMS DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED,

INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL DMS BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOSS OR DAMAGE TO DATA ARISING OUT OF THE USE, PARTIAL USE OR INABILITY TO USE THE SERVICE, EVEN IF DMS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.

Indemnification

Each party agrees to indemnify and save harmless the other party from all claims, losses, liens, expenses, suits and attorneys’ fees (“Liabilities”) for damages which may in any way arise out of or result from or in connection with this Agreement, except to the extent that such Liabilities arise from the active negligence or willful misconduct of the other party. The offending party shall, at its expense, defend any claim, legal proceeding or suit asserting a claim for Liabilities and shall pay all costs and attorneys' fees incurred by the other in connection therewith.

The parties agree to comply with the terms and conditions as set forth in all Attachments incorporated into this Agreement by reference.

B)

Force Majeure

DMS will not be liable for delays, damages, or failures in performance due to causes beyond onr reasonable control, including, but not limited to, acts of a governmental body, acts of God, acts of third parties, fires, floods, strikes, or other labor-related disputes, or an inability to obtain necessary Equipment or Services.

9.

Severability

If any of the terms or conditions in this agreement are properly found to be invalid or unenforceable by a government body, the remaining terms or conditions of this agreement shall not be affected by the finding and shall continue to apply.

10. Governing Law

This agreement shall be governed by the laws of the State of Texas and the United States of America.

11. Notices

Notices to each party shall be deemed given when deposited in the U.S. mail, addressed to such party at last-known address or hand delivered to such party. Each party reserves the right to provide electronic or telephone notice to the other party, which shall be deemed given when left with the other party.

12. Non-Waiver

The failure of either party at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or equity, or to exercise any option herein provided shall in no way be construed to be a waiver of such provisions, rights, remedies or options or in any way to affect the validity of this Agreement. The exercise by either party of any rights, remedies or options provided hereunder or at law or equity shall not preclude or prejudice such party from exercising thereafter of the same or any other rights, remedies or options.

13. Miscellaneous

This agreement includes ATTACHMENT A, and ATTACHMENT B. This agreement is the entire agreement between CLIENT and DMS on the subject matter of this agreement, and it supersedes all prior representations, understandings or agreements on the subject matter of this agreement.

DMS is an independent contractor to CLIENT and not an agent, partner, or joint venturer.

These terms and conditions supersede all previous representations, understandings or agreements and shall prevail notwithstanding any variance with terms and conditions of any order submitted.

14. Agreement

Data Mountain Solutions, Inc. __________________________ Sign __________________________ Print	BidGive Group, LLC /s/ Jim Walker, Manager Sign /s/ Jim Walker, Manager Print Date: December 2, 2003

Attachment A

Service Order

Turnkey ISR system

BidGive ISR system:

Background - BidGive requires an automated call center that will allow a BidGive user to call a toll free number that will access an interactive Speech Response system that will use plain speech to interact with the call by asking a series of questions and allow the user to respond by speaking. The system will need to support for the start of the service 300 calls per every 2week time period. The service must be available via a toll free phone number and under use the English language. The system  must be able to scale rapidly to handle an anticipated growth rate.

Solution  - Data Mountain Solutions will provide BidGive a fully functioning ISR system that will meet all the requirements above and will follow a similar call process to the one below.  DMS will provide a toll free number and one 1 ISR port to start the service off. Once the call volume is sufficient, DMS will add additional ISR ports to support the necessary call volumes at the defined rates in this document.

The system  may be updated every two weeks to add additional cities and retail merchant and restaurant data.  BidGive will supply this data to DMS every two weeks, or multiple thereof, in a simple coma delimitated file that meets a predefined template format that will be provided by DMS.

Cost:

DMS will provide the above service for the following fee:

Setup fee - $1,000 (any changes that go beyond the call process below may be subject to additional setup fees.

Base monthly fee - $350.00 per ISR port

Per minute cost - $. 11 (based on a call volume of 5,000 per month at the end of the first year.  If the volume has not reached that volume then the price will be adjusted to $.18 per minute.)

Total due at signing:

$1000.00 set-up fee

$ 700.00 1st and last months service fees

$1,700.00

Term:

Contract Term is for 90 days.

Attachment B

System call process (draft)

Interactive Voice Recognition System

VR: Welcome to BidGive where you always save at least 30% on shopping and dining certificates while benefiting your favorite charity.

Do you wish to PURCHASE a new certificate, or to VERIFY an existing certificate?

VR: (recognizes choice)

If “VERIFY” (copy provided below)

If “PURCHASE”:

Are you already registered with BidGive? (If “Yes” then proceed with the following.  If “No” copy provided after the “Yes” copy).

From which CITY do you wish to purchase a certificate?

VR: (recognizes choice of cities)

Do you want a DINING, or a RETAIL/SERVICE certificate?

VR: (recognizes selection)

State the NAME of the restaurant or retail/service provider?

VR: (recognizes selection)

A $(dollar amount) certificate is available for only $__.  Would you like to purchase this certificate? (OR SORRY, WE ARE SOLD OUT OF THIS OFFERING. WOULD YOU CARE TO MAKE ANOTHER SELECTION?) <if yes, give prompts starting back with NAME.>

[[?VR: Do you want the certificate mailed to you or to someone else as a gift?

VR: (recognizes response.  If as a GIFT, collects mailing information; if mailed to purchaser confirms mailing info on file, provides for edit capability of address, credit card, etc..MARTY: I don't know what info you need here, since I do not know how you manage the processing, etc., via your IVR).]]

IF PURCHASER HAS NOT REGISTERED:

VR: You must be registered with BidGive and have selected a charity to receive a portion of your purchases. All of the information including your credit card number is a secure transaction. We do not keep your credit card information on file. Would you like to register now?

VR: (recognizes Yes or No response) <if “Yes”> Please state your name as it appears on the credit card you will be using (MARTY:  I Have no idea how your VR collects registration data, so I'm leaving this to you to list and collect the data we need for them to register with our system.).

VR: Which charity do you want to benefit? Please include the city and state (FOR

CANADA CALLS: PROVINCE)

VR: You are now registered with BidGive. Would you like to purchase a certificate? (recognizes Yes/No response: if NO, then “Goodbye”; if Yes, then system returns them to above litany for ordering).

if CALLER WANTS TO “VERIFY” A CERTIFICATE:

VR: What is the unique certificate number printed on the certificate?

VR: (recognizes number response, checks database, and states either:) This certificate is valid. Thank you. OR This certificate is listed as not valid. Please repeat the number again.

VR: (repeats process)

If certificate is still listed as not valid, should we have them hold to speak with a live rep to check to insure cert is not in system before having them decline the cert?